Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SILICON GRAPHICS, INC. RECEIVES NASDAQ DELISTING NOTIFICATION

Company requests hearing before Nasdaq Listing Qualification Panel.

SUNNYVALE, Calif. (March 9, 2009)—Silicon Graphics, Inc. (the “Company”) (Nasdaq: SGIC) announced today that it received a Staff Determination letter from The Nasdaq Stock Market on March 3, 2009, indicating that trading of the Company’s common stock will be suspended at the opening of business on March 12, 2009 due to failure to comply with the market value of publicly held shares requirement for continued listing set forth in Marketplace Rule 4310(c)(3)(B). The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

On December 1, 2008, the Company received a notification letter that its market value of listed securities had been below the requirement for continued inclusion under Marketplace Rule 4310(c)(3)(B) and, as such, the Company’s common stock had become non-compliant with Nasdaq’s requirements. The Company was provided a compliance period of 30 calendar days, or until December 31, 2008, to regain compliance. On January 13, 2009, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission to extend the compliance period from 30 calendar day to 90 calendar days. Accordingly, the Company was provided until March 2, 2009 to regain compliance. Per Nasdaq’s March 3 Staff Determination Letter, the Company has not regained compliance w/ Rule 4310(c)(3)(B).

There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Silicon Graphics, Inc.

Silicon Graphics, Inc. (NASDAQ: SGIC), is a leader in high-performance computing. SGI delivers a complete range of high-performance server, visualization, and storage solutions along with industry-leading professional services and support that enable its customers to overcome the challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. SGI solutions help customers solve their computing challenges whether it’s enhancing the quality of life through drug research, designing and manufacturing safer and more efficient cars and airplanes, studying global climate, providing technologies for homeland security and defense, or helping enterprises manage large data. Headquartered in Sunnyvale, California, the company can be found on the Web at www.sgi.com.

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